As filed with the Securities and Exchange Commission on May 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHOTOMEDEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2058100
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

147 Keystone Drive
Montgomeryville, Pennsylvania 18936
 (Address of Principal Executive Offices)

PhotoMedex, Inc. Amended and Restated 2005 Equity Compensation Plan
(Full title of plan)

Jeffrey F. O’Donnell
Chief Executive Officer
PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936
(215) 619-3600
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Brian C. Miner, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA  19103-2921
Phone: (215) 963-5430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	285,715	$1.39	$397,143.85	$22.16

(1)
This registration statement covers shares of the common stock of PhotoMedex, Inc., a Delaware corporation (the “Registrant”), that may be issued pursuant to the PhotoMedex, Inc. Amended and Restated 2005 Equity Compensation Plan (the “Plan”), amended and restated as of October 28, 2008.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of shares of common stock that may be issued in accordance with the provisions of such plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

On October 28, 2008, the Board of Directors of the Registrant adopted a resolution, subject to approval by the stockholders of the Registrant, to increase the number of shares of the Registrant’s common stock reserved for issuance under the Plan from 6,160,000 shares to 8,160,000 shares, or a total of 2,000,000 additional shares.  On January 26, 2009, and as previously reported, the stockholders of the Registrant approved the increase in the number of shares of common stock reserved for issuance under the Plan and also approved a one-for-seven (1-for-7) reverse stock split of the Registrant’s outstanding shares of common stock.  As a result of the reverse stock split, each holder of seven shares of the Registrant’s common stock immediately prior to the reverse stock split became the holder of one share of common stock immediately after the reverse stock split, and the number of additional shares of common stock reserved for issuance under the Plan was consequently reduced from 2,000,000 shares to 285,715 shares.

(2)
Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant as reported on the Nasdaq Global Market on May 12, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

In accordance with General Instruction E to Form S-8, the contents of the registration statements on Form S-8 previously filed by PhotoMedex, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on October 10, 2007 (Registration No. 333-146558), March 23, 2006 (Registration Nos. 333-132655 and 333-132656) and April 4, 2004 (Registration No. 333-1214181) are incorporated herein by reference and made a part hereof.

In addition, this registration statement also incorporates by reference the additional documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 20, 2009;

•	Current Reports on Form 8-K filed with the Commission on January 1, 2009, February 27, 2009, March 5, 2009 and March 20, 2009; and

•
The description of the Registrant’s common stock, par value $0.01 per share, contained in a registration statement filed on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

Any documents the Registrant files pursuant to Sections 13(a), 13(c), 14 or 15(d) of Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this registration statement and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Experts

The consolidated financial statements of the Registrant, which are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, and management’s assessment of the effectiveness of the Registrant’s internal control over financial reporting as of December 31, 2008, which are included in such Annual Report, have been audited by Amper, Politziner & Mattia, LLP, an independent registered public accounting firm, as set forth in their reports thereon, as included therein and as incorporated herein by reference.  Such financial statements and management assessment are, and audited financial statements and management’s assessments of the Registrant’s internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Amper, Politziner & Mattia, LLP pertaining to such financial statements and management assessments (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

Item 4.   Description of Securities.

Not applicable.

2

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Officers and Directors.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  The Registrant’s Restated Certificate of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated Bylaws provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant with another entity (each such person, an “Agent”), against expenses, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Registrant’s Amended and Restated Bylaws also provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that that he is or was an Agent against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant by a court of competent jurisdiction.

Any such indemnification shall be made by the Registrant only as authorized in a specific case by (i) the Board of Directors of the Registrant (the “Board”), by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or if directed by a quorum of disinterested directors, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Registrant.

3

The Registrant will advance all expenses incurred by an Agent in defending any civil or criminal action, suit or proceeding if such Agent undertakes to repay the amount advanced if it is ultimately determined that such Agent is not entitled to be indemnified under the terms of the Registrant’s Amended and Restated Bylaws.  No advance shall be made by the Registrant if a determination is reasonably and promptly made by the Board, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or if directed by a quorum of disinterested directors, by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such Agent acted in bad faith and in a manner that such Agent did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as directors and officers of the Registrant.

The Registrant has also entered into director indemnification agreements with certain of its directors that provide customary procedures regarding defense of claims and advancement of expenses.  The Registrant intends to enter into a director indemnification agreement with all of its current directors.

Item 7.   Exemption From Registration Claim.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of PhotoMedex, Inc. (1)

3.2	Certificate of Amendment of Restated Certificate of Incorporation of PhotoMedex, Inc. (2)

3.3	Certificate of Amendment of Restated Certificate of Incorporation of PhotoMedex, Inc. (3)

4.1*	PhotoMedex, Inc. Amended and Restated 2005 Equity Compensation Plan, amended and restated as of October 28, 2008.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Amper, Politziner & Mattia, LLP.

23.3*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page hereof).

*      Filed herewith.

(1)	Filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(2)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 2, 2007.

(3)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 26, 2009.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

4

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating other securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Commonwealth of Pennsylvania, on this 13th day of May 2009.

PHOTOMEDEX, INC.

By:	/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey F. O’Donnell and Dennis M. McGrath, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Signature	Capacity in Which Signed	Date

/s/ Richard J. DePiano	Non-Executive Chairman of the Board of Directors	May 13, 2009
Richard J. DePiano

/s/ Jeffrey F. O’Donnell	President, Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2009
Jeffrey F. O’Donnell

/s/ Dennis M. McGrath	Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2009
Dennis M. McGrath

/s/ Alan R. Novak	Director	May 13, 2009
Alan R. Novak

/s/ David W. Anderson	Director	May 13, 2009
David W. Anderson

/s/ Wayne H. Withrow	Director	May 13, 2009
Wayne H. Withrow

/s/ Stephen P. Connelly	Director	May 13, 2009
Stephen P. Connelly

/s/ John M. Glazer	Director	May 13, 2009
John M. Glazer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of PhotoMedex, Inc. (1)

3.2	Certificate of Amendment of Restated Certificate of Incorporation PhotoMedex, Inc. (2)

3.3	Certificate of Amendment of Restated Certificate of Incorporation of PhotoMedex, Inc. (3)

4.1*	PhotoMedex, Inc. Amended and Restated 2005 Equity Compensation Plan, amended and restated as of October 28, 2008.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Amper, Politziner & Mattia, LLP.

23.3*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page of this registration statement).

*      Filed herewith.

(1)	Filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(2)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 2, 2007.

(3)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 26, 2009.